                              Millipore Corporation
                                    Exibit 11
                        Computation of Earnings Per Share
                      (In Thousands Except Per Share Data)
                                         Years Ended December 31,
Calculation of shares:               1993          1992           1991
Weighted average of shares
outstanding during the year    27,951 (b)    28,242 (b)     28,294 (b)

Shares outstanding from
 assumed exercise of stock option     970         1,476          1,519

(Treasury Method)                   (873)       (1,268)        (1,184)

Weighted average shares and
 common stock equivalents
 outstanding during the year   28,048 (a)    28,450 (a)     28,629 (a)

Additional shares assumed
 exercised with full dilution           0             0              0

Weighted average of shares
 used in calculation of fully
 diluted earnings per share   $ 28,048(a)   $ 28,450(a)    $ 28,629(a)

Net Income                       $ 34,603       $33,183        $54,565

Earnings per common share as
 reported in  the Consolidated
 Financial Statements           $    1.24     $    1.17      $    1.93

Primary earnings per common share$    1.23(a) $    1.16(a)   $    1.91(a)

Net fully diluted earnings
per common share                $    1.23(a)  $    1.16(a)   $    1.91(a)

(a)These calculations are submitted in accordance with Securities Exchange Act of 1934 Release N.
9083 although not required by APB No. 15 because they result in dilutions of less than 3%.

(b)Represents weighted average of shares outstanding used in the earnings per share calculations. Common stock equivalents for 1993, 1992, and 1991 were not included in the weighted average share computation as they were less than 3% dilutive.
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